EX-99.CODE ETH

Securian Funds Trust

Exhibit 12(a)(1) to Form N-CSR

SECURIAN FUNDS TRUST

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND

SENIOR FINANCIAL OFFICERS

I.                                        Covered Officers/Purpose of the Code

This Securian Funds Trust code of ethics (the “Code”) applies to the Securian Funds Trust Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that Securian Funds Trust files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by Securian Funds Trust;

•                  compliance with applicable laws and government rules and regulations;

•                  the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•                  accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.                                   Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest has the potential to interfere with the interests of, or his or her service to, Securian Funds Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of his or her family, receives improper personal benefits as a result of his or her position with Securian Funds Trust.

Certain conflicts of interest arise out of the relationships between Covered Officers and Securian Funds Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Investment Advisers Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with Securian Funds Trust because of their status as “affiliated persons” of Securian Funds Trust.  Securian

Funds Trust and the investment adviser, Advantus Capital Management, Inc. (“Advantus Capital”) compliance programs and procedures are designed to prevent or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between Securian Funds Trust and Advantus Capital of which the Covered Officers are also affiliated persons.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for Securian Funds Trust or for Advantus Capital, or both), be involved in establishing policies and implementing the decisions that will have different effects on Advantus Capital and Securian Funds Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between Securian Funds Trust and Advantus Capital and is consistent with the performance by the Covered Officers of their duties as officers of Securian Funds Trust.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Securian Funds Trust Board of Trustees (“Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by this or other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are subject to provisions in the Investment Company Act and Investment Advisers Act.  The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of Securian Funds Trust.

Each Covered Officer must:

•                  not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by Securian Funds Trust whereby the Covered Officer would benefit personally to the detriment of Securian Funds Trust;

•                  not cause Securian Funds Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of Securian Funds Trust:

•                  not use material non-public knowledge of portfolio transactions made or contemplated for Securian Funds Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that should always be reported to the Audit Committee of Securian Funds Trust.  Examples of these include:

•                  service as director on the board of any public or private company;

•                  any direct or indirect ownership interest in, financial relationship with, or any consulting or employment relationship with, any of the Securian Funds Trust service providers;

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by Securian Funds Trust for effecting portfolio transactions.

III.                              Disclosure and Compliance

•                  Each Covered Officer should familiarize himself or herself with the disclosure requirements generally applicable to Securian Funds Trust;

•                  Each Covered Officer should not knowingly or negligently misrepresent, or cause others to misrepresent, facts about Securian Funds Trust to others, whether within or outside Securian Funds Trust, including to the trustees of Securian Funds Trust and independent auditors, and to governmental regulators and self-regulatory organizations;

•                  Each Covered Officer should to the extent appropriate within his or her area of responsibility consult with other officers and employees of Securian Funds Trust and Advantus Capital with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents Securian Funds Trust files with, or submits to, the SEC and in other public communications made by Securian Funds Trust; and

•                  It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.                               Reporting and Accountability

Each Covered Officer must:

•                  upon adoption of the Code (or thereafter as applicable, upon becoming Covered Officer), affirm in writing to the Board that he or she has received, read, and understands the Code;

•                  annually thereafter affirm to the Board that he or she has complied with the requirements of the Code;

•                  not retaliate against any other Covered Officer or any affiliated person of Securian Funds Trust for reports of potential violations that are made in good faith;

•                  notify the Advantus Capital Chief Compliance Officer (“Advantus Capital CCO”) and Securian Funds Trust Chief Compliance Officer (“Securian Funds Trust CCO”) and the Audit Committee of the Securian Funds Trust Board promptly if he or she knows of any violation of this Code.  Failure to do so is itself a violation of this Code; and

•                  report at least annually the following categories of affiliations or other relationships related to conflicts of interest:

•                  service as a director on the board of any public or private company

•                  family relationship with any other director on the board of a public or private company

•                  any ownership interest in, or any consulting or employment relationship with, any of the Securian Funds Trust service providers (other than Advantus Capital or Minnesota Life Insurance Company, or any affiliated persons thereof)

•                  a direct or indirect financial interest in commissions, transaction charges or spreads paid by Securian Funds Trust for effecting portfolio transactions

•                  a material pending legal proceeding that would have a material adverse affect on Securian Funds Trust.

The CCO is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  However, any approvals or waivers sought by the President of Securian Funds Trust will be considered by the Audit Committee of the Securian Funds Trust Board.

Securian Funds Trust will follow these procedures in investigating and enforcing this Code:

•                  the CCO will take appropriate action to investigate any potential violations reported to him or her;

•                  if, after such investigation, the Advantus Capital CCO and Securian Funds Trust CCO believe that no violation has occurred, then no further action is required;

•                  any matter that the Advantus Capital CCO or Securian Funds Trust CCO believe is a violation will be reported to the Audit Committee of the Securian Funds Trust Board;

•                  if the Audit Committee of the Securian Funds Trust Board concurs that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of Advantus Capital; or a recommendation to dismiss the Covered Officer;

•                  the Audit Committee of the Securian Funds Trust Board will be responsible for granting waivers, as appropriate; and

•                  any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.                                    Other Policies and Procedures

This Code shall be the sole code of ethics adopted by Securian Funds Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder.  Insofar as other policies and procedures of Securian Funds Trust, Advantus Capital - the Funds’ adviser, Securian Financial Services, Inc. - principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  Securian Funds Trust, Advantus Capital’s and Securian Financial Services code of ethics under Rule17j-1 under the Investment

Company Act and the adviser’s more detailed policies and procedures set forth in the Code of Ethics for Advantus Capital Management, Inc. and Affiliates are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.                               Amendments

Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of Securian Funds Trust Board.

VII.                          Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than Securian Funds Trust Board, appropriate Fund Counsel, appropriate Minnesota Life associates, and appropriate Advantus Capital associates.

VIII.                     Internal Use

The Code is intended solely for the internal use by Securian Funds Trust and does not constitute an admission, by or on behalf of any Fund, as to any fact, circumstance, or legal conclusion.

Date:  January, 2014

Exhibit A

Persons Covered by this Code of Ethics

David M. Kuplic, President of Securian Funds Trust (Principal Executive Officer)

Gary M. Kleist, Vice President and Treasurer of Securian Funds Trust (Principal Financial Officer)

Dan Wirig, Assistant Secretary of Securian Funds Trust (Manager, Fund Accounting and Performance Reporting)

Date:  January, 2014